UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON,  D.C.  20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-18488
                                                -------


                        FIRST CHEROKEE BANCSHARES, INC.
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             (Exact name of registrant as specified in its charter)

              9860 HIGHWAY 92, WOODSTOCK, GEORGIA 30188 (770) 591-9000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK PAR VALUE $1.00 PER SHARE
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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    (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule  12g-4(a)(1)(i)   [X]         Rule  12h-3(b)(1)(i)    [ ]
          Rule  12g-4(a)(1)(ii)  [ ]         Rule  12h-3(b)(1)(ii)   [ ]
          Rule  12g-4(a)(2)(i)   [ ]         Rule  12h-3(b)(2)(i)    [ ]
          Rule  12g-4(a)(2)(ii)  [ ]         Rule  12h-3(b)(2)(ii)   [ ]
                                             Rule  15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: 35
       --

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Cherokee Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 FIRST CHEROKEE BANCSHARES, INC.


Date:  March 24, 2004            By:   /s/ Carl C. Hames, Jr.
                                       -------------------------------------
                                       Carl C. Hames, Jr.
                                       President and Chief Executive Officer


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